Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE RELEASE
Contact:	Bruce Byots Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Second Quarter Results
Higher Revenue and Improved Operating Earnings;
Outlook Continues to Reflect an Overall Stable Retail Marine Market;
Earnings Guidance Range Raised to $0.60 to $0.75

LAKE FOREST, Ill., July 28, 2011 -- Brunswick Corporation (NYSE: BC) today reported results for the second quarter of 2011:
•	Net sales of $1,096.3 million, up 8 percent versus second quarter 2010.
•	Operating earnings improved by $52.2 million from second quarter 2010.
•	Net earnings of $0.75 per diluted share versus net earnings of $0.15 per diluted share in the prior year.
•	Cash and marketable securities totaled $676.8 million.

“Our second quarter results reflected higher marine wholesale shipments compared to the prior year, together with outstanding operating leverage achieved by our operating businesses,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Shipments of boats and engines were supported by solid retail growth experienced at our dealers, reflecting a stable marine market combined with market share growth in our boat and marine engine segments.  Our Life Fitness segment also generated significant growth in the quarter.”

Second Quarter Results
For the second quarter of 2011, the Company reported net sales of $1,096.3 million, up from $1,014.7 million a year earlier.  For the quarter, the Company reported operating earnings of $107.9 million, which included a gain from restructuring activities of $0.3 million, primarily resulting from the sale of certain idled marine properties.  In the second quarter of 2010, the Company had operating earnings of $55.7 million, which included $24.2 million of restructuring and impairment charges.

For the second quarter of 2011, Brunswick reported net earnings of $69.3 million, or $0.75 per diluted share, compared with net earnings of $13.7 million, or $0.15 per diluted share for the second quarter of 2010.  The diluted earnings per share for the second quarter of 2011 included a $0.02 per diluted share benefit from special tax items.  The earnings per diluted share for the second quarter of 2010 included $0.26 per diluted share of restructuring, exit and impairment charges, and a $0.02 per diluted share of expense from special tax items.

“The factors that positively affected our revenues and earnings in the second quarter of 2011, compared to the previous year, included higher sales levels in our marine and fitness businesses, lower restructuring and impairment charges, companywide fixed-cost reductions and lower net interest expense.  Partially offsetting these factors were higher material costs and variable compensation expense,” McCoy said.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $676.8 million at the end of the second quarter, up $19.7 million from year-end 2010 levels.  This increase reflects net cash provided by operating activities of $81.2 million.  Net cash provided by operating activities was unfavorably affected by changes in working capital during the first half of 2011.  These changes in working capital were largely the result of seasonal increases in accounts and notes receivable and decreases in accrued expenses, partially offset by an increase in accounts payable.

Net debt (defined as total debt, less cash and marketable securities) was $110.1 million, down $63.4 million from year-end 2010 levels.  The decrease in net debt reflects a $19.7 million increase in total cash and marketable securities, as well as a $43.7 million reduction in total debt.  The Company’s total liquidity (defined as cash and marketable securities, plus amounts available under its asset-based revolving credit facility) was $906 million.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $618.5 million in the second quarter of 2011, up 7 percent from $579.2 million in the second quarter of 2010.  International sales, which represented 41 percent of total segment sales in the quarter, increased by 6 percent.  For the quarter, the Marine Engine segment reported operating earnings of $95.5 million, which included a gain from restructuring activities of $0.3 million, primarily related to the sale of certain idled properties.  This compares with operating earnings of $89.2 million in the second quarter of 2010, which included $2.1 million of restructuring charges.

The segment’s domestic outboard engine product category experienced the greatest percentage sales growth during the quarter.  Higher sales and cost reductions had a positive effect on operating earnings during the quarter.  Partially offsetting these positive factors were a less favorable product mix, higher variable compensation costs, and an increase in research and development spending.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 16 boat brands.  The Boat segment reported net sales of $326.7 million for the second quarter of 2011, an increase of 10 percent compared with $296.6 million in the second quarter of 2010.  International sales, which represented 39 percent of total segment sales in the quarter, increased by 14 percent during the period.  For the second quarter of 2011, the Boat segment reported operating earnings of $9.4 million.  This compares with an operating loss of $23.6 million, including restructuring charges of $21.7 million, in the second quarter of 2010.

Boat segment production and wholesale shipments increased during the quarter, compared with the second quarter of 2010, in response to solid retail demand and market share gains among Brunswick boat brands. Revenue growth resulted from an increase in wholesale unit shipments, partially offset by the effect of a slightly greater mix of smaller boat sales.  Higher sales, lower restructuring, exit and impairment charges, increased fixed-cost absorption, and fixed-cost reductions all had a positive effect on the segment’s improved quarterly results.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the second quarter of 2011 totaled $141.6 million, up 15 percent from $123.2 million in the second quarter of 2010.  International sales, which represented 53 percent of total segment sales in the quarter, increased by 13 percent.  For the quarter, the Fitness segment reported operating earnings of $19.1 million.  This compares with operating earnings of $8.7 million in the second quarter of 2010.

Global commercial sales increased during the quarter, compared with the second quarter of 2010, reflecting growth in sales to all of the segment’s major distribution channels. Improved operating earnings in the second quarter of 2011 resulted from higher sales, a more favorable product mix, and improved warranty experience.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers; bowling equipment and products; and billiards tables and accessories.  Segment sales in the second quarter of 2011 totaled $77.5 million, up slightly compared with $77.3 million in the year-ago quarter.  International sales, which represented 25 percent of total segment sales in the quarter, increased by 4 percent.  For the quarter, the segment reported operating earnings of $1.5 million.  This compares with an operating loss of $2.6 million, including restructuring charges of $0.2 million, in the second quarter of 2010.

For the quarter, equivalent-center sales for retail bowling were up by a low-single-digit percentage, while bowling products experienced a slight decline in sales.  The improvement in operating earnings in the second quarter of 2011, when compared with 2010, reflects an absence of a second quarter 2010 facility write-down, improved operating efficiencies and lower bad debt expense.

Outlook
H
“In 2011, our strategy is to remain disciplined to generate substantial free cash flow, perform better than the market and demonstrate outstanding operating leverage,” McCoy said.

“The retail marine market for 2011 is unfolding generally as we expected. We continue to believe that the significant decline in overall industry marine retail demand bottomed in 2010.

“The range of 2011 revenue and earnings growth expectations for the Company’s results will continue to be governed primarily by marine retail demand, as well as by the success of the Company’s efforts to improve market share in all of its business segments.

“We continue to believe that our 2011 net income will benefit from our previously announced marine plant consolidations, lower restructuring costs, reductions in interest, depreciation and pension expenses, as well as from a lower effective tax rate.

“After taking all these factors into consideration, we currently expect our 2011 earnings per share to be in the range of $0.60 per share to $0.75 per share,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.

The call will be broadcast over the Internet at Hwww.brunswick.comH.  To listen to the call, please go to the website at least 15 minutes before the call to register, download and install any needed audio software.

Security analysts and investors wishing to participate via telephone should call (866) 831-6291 (passcode: Brunswick Q2).  Callers outside of North America should call (617) 213-8860 (passcode: Brunswick Q2) to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CDT Thursday, Aug. 4, 2011, by calling (888) 286-8010 (passcode: 12010794) or international dial (617) 801-6888 (passcode: 12010794).  The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business.  These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability of dealers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the protection of the Company’s brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including increased competition from Asian competitors; the ability to develop new and innovative products that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company’s stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and the risk of experiencing a failure of the Company’s information technology systems.  Additional factors are included in the Company’s Annual Report on Form 10-K for 2010 and its Quarterly Report on Form 10-Q for the quarter ended April 2, 2011.  Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Arvor, Bayliner, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Suncruiser, Triton Aluminum, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables.  For more information, visit http://www.brunswick.com

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	July 2,	July 3,
	2011	2010	% Change

Net sales	$1,096.3	$1,014.7	8%
Cost of sales	821.5	772.4	6%
Selling, general and administrative expense	142.8	140.0	2%
Research and development expense	24.4	22.4	9%
Restructuring, exit and impairment charges	(0.3)	24.2	NM
Operating earnings	107.9	55.7	94%
Equity earnings (loss)	(0.7)	0.9	NM
Other income (expense), net	0.9	(0.4)	NM
Earnings before interest, loss on early extinguishment of debt	108.1	56.2	92%
and income taxes
Interest expense	(21.2)	(23.9)	-11%
Interest income	0.9	0.7	29%
Loss on early extinguishment of debt	(0.9)	(4.1)	-78%
Earnings before income taxes	86.9	28.9	NM
Income tax provision	17.6	15.2
Net earnings	$69.3	$13.7	NM

Earnings per common share:
Basic	$0.78	$0.15
Diluted	$0.75	$0.15

Weighted average shares used for computation of:
Basic earnings per common share	89.3	88.7
Diluted earnings per common share	92.6	91.8

Effective tax rate	20.3%	52.6%

Supplemental Information
Diluted earnings per common share	$0.75	$0.15
Restructuring, exit and impairment charges (1)	-	0.26
Special tax items	(0.02)	0.02
Diluted earnings per common share, as adjusted	$0.73	$0.43

(1) The 2011 and 2010 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Six Months Ended
	July 2,	July 3,
	2011	2010	% Change

Net sales	$2,082.2	$1,859.1	12%
Cost of sales	1,571.1	1,438.2	9%
Selling, general and administrative expense	283.4	278.8	2%
Research and development expense	47.8	44.7	7%
Restructuring, exit and impairment charges	5.0	31.6	-84%
Operating earnings	174.9	65.8	NM
Equity earnings (loss)	(0.2)	0.8	NM
Other income, net	0.9	0.6	50%
Earnings before interest, loss on early extinguishment of debt	175.6	67.2	NM
and income taxes
Interest expense	(44.5)	(48.2)	-8%
Interest income	1.7	1.6	6%
Loss on early extinguishment of debt	(5.2)	(4.4)	18%
Earnings before income taxes	127.6	16.2	NM
Income tax provision	30.8	15.5
Net earnings	$96.8	$0.7	NM

Earnings per common share:
Basic	$1.08	$0.01
Diluted	$1.05	$0.01

Weighted average shares used for computation of:
Basic earnings per common share	89.3	88.6
Diluted earnings per common share	92.5	91.3

Effective tax rate	24.1%	95.7%

Supplemental Information
Diluted earnings per common share	$1.05	$0.01
Restructuring, exit and impairment charges (1)	0.05	0.35
Special tax items	(0.02)	(0.01)
Diluted earnings per common share, as adjusted	$1.08	$0.35

(1) The 2011 and 2010 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
		Net Sales		Operating Earnings (Loss) (1)			Operating Margin
	July 2,	July 3,		July 2,	July 3,		July 2,	July 3,
	2011	2010	% Change	2011	2010	% Change	2011	2010

Marine Engine	$618.5	$579.2	7%	$95.5	$89.2	7%	15.4%	15.4%
Boat	326.7	296.6	10%	9.4	(23.6)	NM	2.9%	-8.0%
Marine eliminations	(68.0)	(61.6)		-	-
Total Marine	877.2	814.2	8%	104.9	65.6	60%	12.0%	8.1%

Fitness	141.6	123.2	15%	19.1	8.7	NM	13.5%	7.1%
Bowling & Billiards	77.5	77.3	0%	1.5	(2.6)	NM	1.9%	-3.4%
Corp/Other	-	-		(17.6)	(16.0)	10%
Total	$1,096.3	$1,014.7	8%	$107.9	$55.7	94%	9.8%	5.5%

	Six Months Ended
		Net Sales		Operating Earnings (Loss) (2)			Operating Margin
	July 2,	July 3,		July 2,	July 3,		July 2,	July 3,
	2011	2010	% Change	2011	2010	% Change	2011	2010

Marine Engine	$1,139.0	$1,024.9	11%	$147.1	$115.7	27%	12.9%	11.3%
Boat	610.3	540.2	13%	5.6	(50.3)	NM	0.9%	-9.3%
Marine eliminations	(129.9)	(117.4)		-	-
Total Marine	1,619.4	1,447.7	12%	152.7	65.4	NM	9.4%	4.5%

Fitness	298.0	242.2	23%	42.5	18.2	NM	14.3%	7.5%
Bowling & Billiards	164.8	169.2	-3%	14.7	12.3	20%	8.9%	7.3%
Corp/Other	-	-		(35.0)	(30.1)	16%
Total	$2,082.2	$1,859.1	12%	$174.9	$65.8	NM	8.4%	3.5%

(1)       Operating earnings (loss) in the second quarter of 2011 includes $(0.3) million of pretax restructuring, exit and impairment charges (gains). The $(0.3) million charge (gain) consists of $(0.3) million in the Marine Engine segment, $(0.1) million in the Boat segment and $0.1 million in the Fitness segment. Operating earnings (loss) in the second quarter of 2010 includes $24.2 million of pretax restructuring and impairment charges. The $24.2 million charge consists of $2.1 million in the Marine Engine segment, $21.7 million in the Boat segment, $0.1 million in the Fitness segment, $0.2 million in the Bowling & Billiards segment and $0.1 million in Corp/Other.

(2)    Operating earnings (loss) in the first six months of 2011 includes $5.0 million of pretax restructuring, exit and impairment charges. The $5.0 million charge consists of $4.0 million in the Marine Engine segment, $0.9 million in the Boat segment and $0.1 million in the Fitness segment. Operating earnings (loss) in the first six months of 2010 includes $31.6 million of pretax restructuring, exit and impairment charges. The $31.6 million charge consists of $4.5 million in the Marine Engine segment, $25.8 million in the Boat segment, $0.1 million in the Fitness segment, $0.4 million in the Bowling & Billiards segment and $0.8 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	July 2,	December 31,	July 3,
	2011	2010	2010
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$527.0	$551.4	$619.6
Short-term investments in marketable securities	78.8	84.7	0.8
Total cash, cash equivalents and short-term investments in	605.8	636.1	620.4
marketable securities
Accounts and notes receivable, net	447.2	327.3	447.8
Inventories
Finished goods	373.3	276.9	203.6
Work-in-process	63.0	164.0	180.8
Raw materials	91.0	86.6	91.2
Net inventories	527.3	527.5	475.6
Deferred income taxes	20.8	17.0	16.1
Prepaid expenses and other	29.1	27.9	29.7
Current assets	1,630.2	1,535.8	1,589.6

Net property	603.9	630.2	653.7

Other assets
Goodwill, net	293.1	290.9	288.9
Other intangibles, net	52.9	56.7	61.5
Long-term investments in marketable securities	71.0	21.0	-
Equity investments	55.8	53.7	59.3
Other long-term assets	85.1	89.7	90.4
Other assets	557.9	512.0	500.1

Total assets	$2,792.0	$2,678.0	$2,743.4

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$1.7	$2.2	$4.8
Accounts payable	324.7	288.2	313.6
Accrued expenses	641.5	661.2	613.2
Current liabilities	967.9	951.6	931.6

Long-term debt	785.2	828.4	819.2
Other long-term liabilities	828.5	827.6	791.7
Shareholders' equity	210.4	70.4	200.9

Total liabilities and shareholders' equity	$2,792.0	$2,678.0	$2,743.4

Supplemental Information
Debt-to-capitalization rate	78.9%	92.2%	80.4%
Cash and cash equivalents	$527.0	$551.4	$619.6
Short-term investments in marketable securities	78.8	84.7	0.8
Long-term investments in marketable securities	71.0	21.0	-
Total cash and marketable securities	$676.8	$657.1	$620.4

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Six Months Ended
	July 2,	July 3,
	2011	2010

Cash flows from operating activities
Net earnings	$96.8	$0.7
Depreciation and amortization	53.9	67.7
Pension expense, net of contributions	(5.0)	10.6
(Gains) losses on sale of property, plant and equipment, net	(10.0)	0.7
Deferred income taxes	14.7	2.6
Other long-lived asset impairment charges	0.4	19.9
Loss on early extinguishment of debt	5.2	4.4
Changes in certain current assets and current liabilities	(109.4)	(74.0)
Income taxes	7.3	114.8
Other, net	27.3	(9.3)
Net cash provided by operating activities	81.2	138.1

Cash flows from investing activities
Capital expenditures	(31.8)	(18.8)
Purchase of marketable securities	(125.3)	-
Sales of maturities of marketable securities	79.3	-
Investments	(0.4)	(8.6)
Proceeds from sale of property, plant and equipment	16.2	2.5
Other, net	7.0	7.3
Net cash used for investing activities	(55.0)	(17.6)

Cash flows from financing activities
Net payments of short-term debt	(0.3)	(5.7)
Net proceeds from issuances of long-term debt	-	10.0
Payments of long-term debt including current maturities	(44.7)	(28.9)
Net premium paid on early extinguishment of debt	(5.2)	(4.3)
Net proceeds from stock compensation activity	4.2	1.4
Other, net	(4.6)	-
Net cash used for financing activities	(50.6)	(27.5)

Net increase (decrease) in cash and cash equivalents	(24.4)	93.0
Cash and cash equivalents at beginning of period	551.4	526.6
Cash and cash equivalents at end of period	$527.0	$619.6

Free Cash Flow
Net cash provided by operating activities	$81.2	$138.1

Net cash provided by (used for):
Capital expenditures	(31.8)	(18.8)
Proceeds from sale of property, plant and equipment	16.2	2.5
Other, net	7.0	7.3
Total free cash flow	$72.6	$129.1